Exhibit 99


            The Middleton Doll Company Reports First Quarter Results

    PEWAUKEE, Wis.--(BUSINESS WIRE)--May 15, 2006--The Middleton Doll Company (OTCBB:DOLL) today reported a consolidated net loss of $1,131,583 or $0.30 per diluted share for the first quarter ended March 31, 2006. The consumer products segment reported a loss of $1,003,923 and the financial services segment reported a loss of $127,660.
    "We made good progress in reducing operating expenses in the consumer products segment in the first quarter, with operating expenses for the segment down 12% from the same period a year ago. The decrease reflects reduced lease expense and cost savings achieved through workforce reductions during 2005. Inventory was reduced by $785,000 in the first quarter of 2006 compared to the fourth quarter of 2005 as part of our ongoing emphasis on cost containment. Sales in this segment continue to be affected by the decline in consumer demand for collectible dolls. Our new management team is working to develop new marketing, product development and business relationship strategies, however, some of these plans will take some time to execute," said Salvatore L. Bando, president and chief executive officer of The Middleton Doll Company.
    Bando said interest on loans and rental income continued to decline in the financial services segment as part of the ongoing liquidation of the segment. "In April 2006, we listed six properties for sale with a commercial real estate broker and accepted offers on two additional buildings. The proceeds from the sale of the segment's assets and loan participations will continue to be applied to repayment of debt," said Bando.

    The Middleton Doll Company currently operates in two segments, consumer products and financial services. The company's consumer products segment is comprised of Lee Middleton Original Dolls, Inc., a designer and marketer of lifelike collectible and play dolls, and License Products, Inc., a designer and marketer of clocks and home decor products that are sold to major national retailers. The company's financial services segment is comprised primarily of the lending and real estate leasing business of its former subsidiary, Bando McGlocklin Small Business Lending Corporation, now owned by Lee Middleton Original Dolls.

    This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of the company's management and on information currently available to management, are generally identifiable by the use of words such as "believe," "expect," "anticipate," "plan," "intend," "estimate," "may," "will," "would," "could," "should," or other similar expressions. Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and the company undertakes no obligation to update any statement in light of new information or future events. A number of factors, many of which are beyond the ability of the company to control or predict, could cause actual results to differ materially from those in its forward-looking statements. These factors include: the inability of InvestorsBank to fulfill its obligations under the asset purchase agreement; the default in payment of loans anticipated to mature and be paid prior to June 30, 2006; the inability of debtors to refinance loans expected to be refinanced prior to June 30, 2006; the proceeds to be generated upon the sale of leased real properties, which depends upon a variety of factors, such as competition, real estate conditions, interest rates and availability of tenants.


               The Middleton Doll Company news releases are available on-line 24 hours a day at:
                  http://www.middletondollcompany.com



                      The Middleton Doll Company
                             (OTCBB:DOLL)
                              (Unaudited)

                                                Three months ended
                                                     March 31
                                             -------------------------
                                                 2006         2005
                                             ------------ ------------
STATEMENTS OF OPERATIONS BY SEGMENT
-----------------------------------
Consumer Products:
Net sales                                     $2,579,050   $2,896,764
Cost of sales                                  1,934,756    1,797,988
                                             ------------ ------------
   Gross profit                                  644,294    1,098,776
Other expenses (income):
   Operating expenses                          1,689,702    1,923,552
   Interest expense to parent                          -      214,181
   Other expense (income)                        (41,485)     (38,778)
                                             ------------ ------------
        Total other expenses                   1,648,217    2,098,955

Net income (loss)                            $(1,003,923) $(1,000,179)
                                             ============ ============
Financial Services:
Net rental/interest income:
   Interest on loans                            $215,045     $459,235
   Rental income                                 308,662      534,849
   Interest income from subsidiary                     -      214,181
   Interest expense                             (239,880)    (454,884)
   Loss on early extinguishment of
    indebtedness                                (289,034)           -
                                             ------------ ------------
        Total net rental/interest income          (5,207)     753,381
Other income:
   Other income                                    8,596       12,428
   Gain on sale of property                      459,374      769,424
                                             ------------ ------------
        Total other income                       467,970      781,852
Other expenses:
   Depreciation expense on leased properties      57,458      101,758
   Other operating expenses                      306,690      353,773
   Income tax expense (benefit)                        -      206,203
                                             ------------ ------------
        Total other expenses                     364,148      661,734

Preferred stock dividends expense                226,275      226,275
                                             ------------ ------------
Net income (loss)                              $(127,660)    $647,224
                                             ============ ============

STATEMENTS OF OPERATIONS - COMBINED
-----------------------------------

Net income (loss):
   Consumer Products                         $(1,003,923) $(1,000,179)
   Financial Services                           (127,660)     647,224
                                             ------------ ------------
Net income (loss) applicable to common
 shareholders                                $(1,131,583)   $(352,955)

Income (loss) Earnings Per Share - Basic          $(0.30)      $(0.09)
Income (loss) Earnings Per Share - Diluted        $(0.30)      $(0.09)
Average shares outstanding - Basic             3,727,589    3,727,589
Average shares outstanding - Diluted           3,727,589    3,727,589




    CONTACT: The Middleton Doll Company
             Craig Bald, 262-369-8163